Exhibit 10.7

EARLY RETIREMENT, SEVERANCE AND RELEASE AGREEMENT

This Early Retirement, Severance and Release Agreement (“Agreement”) is entered into between The Citizens Banking Company (“Citizens”) and Charles C. Riesterer (“CCR”) and is intended to set forth all of the rights, duties, obligations and concessions of the parties; WITNESSETH:

WHEREAS, CCR is prepared to retire and terminate his employment with Citizens; and

WHEREAS, Citizens is prepared to offer, upon the terms and conditions stated herein, certain benefits that it does not, as a matter of policy, offer to retired or terminated employees; and

WHEREAS, Citizens and CCR desire to set forth in this Agreement their mutual understandings and agreements regarding CCR’s separation from employment; and

NOW, THEREFORE, in consideration of the promises contained in this Agreement and for other lawful and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Separation. CCR will voluntarily retire and his employment with Citizens will terminate effective December 13, 2013 (the “Retirement Date”).

2. Severance Payment. Subject to the terms of this Agreement, Citizens will pay to CCR a severance payment in the gross amount of Eighty-Seven Thousand Five Hundred Dollars ($87,500.00) (the “Severance Amount”) in one (1) lump sum payment. The Severance Amount will be paid by Citizens’ next regular payday following either (1) the end of the revocation period described in Section 21 herein, or (2) the Retirement Date, whichever occurs later, but in no event later than December 31, 2013 (the “Payment Date”).

3. Medical Insurance Payments. Subject to the terms of this Agreement, and if neither CCR nor his spouse, Susan L. Riesterer (“Spouse”), elects group health care plan continuation coverage under Citizens group health plan after the Retirement Date, then Citizens will make the following Independent Medical Insurance Premium payments to CCR (or, in the event of CCR’s death, to his Spouse):

(i) a lump sum amount of Twenty-Five Thousand Six Hundred Dollars ($25,600.00) payable on or before December 31, 2013.

(ii) a lump sum amount, payable between December 1, 2014 and December 31, 2014, equal to the sum of (a) Twenty-Five Thousand Six Hundred Dollars ($25,600.00) and (b) an amount determined by Citizens in 2014 as the increase above $25,600 of Independent Medical Insurance Premiums (as hereinafter defined) for calendar year 2015.

(iii) a lump sum amount, payable between December 1, 2015 and December 31, 2015, equal to the sum of (a) Twenty-Five Thousand Six Hundred Dollars ($25,600.00) and (b) an amount determined by Citizens in 2015 as the increase above $25,600 of Independent Medical Insurance Premiums for calendar year 2016.

(iv) a lump sum amount, payable between December 1, 2016 and December 31, 2016, equal to the sum of (a) Twenty-Five Thousand Six Hundred Dollars ($25,600.00) and (b) an amount determined by Citizens in 2016 as the increase above $25,600 of Independent Medical Insurance Premiums for calendar year 2017.

(v) a lump sum amount, payable between December 1, 2017 and December 31, 2017, equal to the sum of (a) Twenty-Five Thousand Six Hundred Dollars ($25,600.00) and (b) an amount determined by Citizens in 2017 as the increase above $25,600 of Independent Medical Insurance Premiums for calendar year 2018.

(vi) a lump sum amount, payable between December 1, 2018 and December 31, 2018, equal to the sum of (a) Twenty-Five Thousand Six Hundred Dollars ($25,600.00) and (b) an amount determined by Citizens in 2018 as the increase above $25,600 of Independent Medical Insurance Premiums for calendar year 2019.

Each of the foregoing separately identified amounts in clauses (i) – (vi) above is, and shall be treated as, a separate payment. As used in this Agreement, “Independent Medical Insurance Premiums” mean the cost necessary to purchase medical insurance for CCR and Susan L. Riesterer, or the survivor of them, which has coverage, limits and terms substantially similar to the medical insurance then provided by Citizens to the executive officers of Citizens, but in no case shall such coverage ever be less than the level of coverage provided by Citizens to the executive officers of Citizens on CCR’s Retirement Date.

4. Vacation Payment. Citizens will pay to CCR a lump sum payment in the amount of Twenty-Six Thousand Nine Hundred Twenty-Five Dollars ($26,925.00) for CCR’s accrued unused vacation time (the “Vacation Payment”). The Vacation Payment will be paid by Citizens on the Payment Date.

5. Bonus Payment. Citizens will pay to CCR a lump sum payment in the amount of Twenty-Four Thousand Five Hundred Seventy-Five Dollars ($24,575.00) in lieu of any bonus for services rendered by CCR until the Retirement Date (the “Bonus Payment”). The Bonus Payment will be paid by Citizens on the Payment Date.

6. Deductions. All payments paid to CCR will be reduced by all appropriate withholding deductions to the extent that Citizens determines that it is required to withhold such amounts.

7. Release. CCR releases and forever discharges Citizens, First Citizens Banc Corp, any of their affiliates or related businesses and all officers, directors, employees, agents and representatives of them (collectively called the “Released Parties”) from any and all claims, causes of action, demands, damages, costs and expenses which CCR now has, whether known or unknown, relating in any way to CCR’s employment with any of the Released Parties. This release includes (but is not limited to) any claim of breach of contract, implied contract, promissory estoppel, tortious conduct, claims for advance notice of termination or claims under any federal, state or local employment statute, law, order or ordinance, including any claims for discrimination or rights under the Age Discrimination in Employment Act or the Americans with Disabilities Act, any claims under the Employee Retirement and Income Security Act of 1974 as amended (ERISA) and any other claim or issue that may relate to CCR’s employment and/or his separation from such employment, provided that CCR shall retain his right to collect his accrued pension benefits. CCR shall not present a claim for unemployment benefits. Excluded from this release are vested benefits of CCR under employee benefit plans of Citizens and its affiliates that are governed by ERISA.

8. Acknowledgements of Employee. CCR acknowledges that Citizens’ agreement to pay the Severance Amount, the payments for medical insurance and the Bonus Payments is solely in exchange for CCR’s commitments and releases in this Agreement and is not otherwise available to CCR under the policies of Citizens. CCR also acknowledges that Citizens’ payments hereunder do not constitute an admission of any possible liability or of any violation of any applicable law, order, rule or regulation. Citizens denies any liability or violation and states that its payments hereunder are intended to lessen the impact of job loss as a result of the retirement of CCR.

9. Contingency. The obligations of each of the parties is conditioned upon the approval of this Agreement by the Compensation Committee of First Citizens Banc Corp (the “Committee”). In the event that the Committee fails to approve the terms of this Agreement, then each party is released from any obligation under its terms.

10. Citizens’ Property. CCR shall upon the Retirement Date deliver to Citizens any property of Citizens, including (but not limited to) keys, documents, computer disks or tapes, credit cards, written information or other items, which CCR presently possesses.

11 Employment Verification. Citizens will respond to all inquiries from prospective employers of CCR as follows:

Charles C. Riesterer was employed by The Citizens Banking Company as an Executive Vice President/Lending until December 13, 2013. It is the policy of The Citizens Banking Company to not respond further to reference requests.

12. No Reemployment Rights. CCR releases any right or claim to reemployment by Citizens.

13. Breach/Indemnification. If CCR breaches this Agreement or attempts to void the release contained herein or files a claim regarding any matter that is intended to be released in this Agreement, CCR shall lose any right to any unpaid Severance Amount, payments for medical insurance and/or Bonus Payment from Citizens and shall repay to Citizens any of such payments previously paid to CCR, regardless of whether or not the release contained herein is found to be valid or enforceable. Repayment of any or all of the consideration for this Agreement to Citizens does not void the releases contained herein. Nothing in this paragraph or elsewhere in the Agreement shall be construed as discouraging, prohibiting or limiting CCR from enforcing this Agreement, pursuing any available remedy at law or in equity in the event of a breach by Citizens, or filing a claim related to any matter not expressly released in this Agreement. Each party, as the indemnifying party, agrees to indemnify and hold the other harmless from all liability, costs and expenses, including attorneys’ fees and litigation expenses, that the other may incur as a result of a breach of this Agreement by the indemnifying party, an unsuccessful action to enforce this Agreement against the other by the indemnifying party or the attempt by the indemnifying party to maintain any claim, cause of action or demand expressly released in this Agreement, including those described in Section 7 of this Agreement.

14. Non-Competition/Non-Solicitation/Confidentiality. CCR acknowledges that, in his position with Citizens, he has been exposed to confidential information about products, business and customers of Citizens. In view of the compensation that he has received and the payments that Citizens will make to him in accordance with this Agreement, it would be unfair for him to compete with Citizens or engage in the activities described in this Section 14 of the Agreement. CCR further acknowledges that the restrictions are necessary to protect the legitimate business interests of Citizens. Therefore, during the period beginning on the Retirement Date and ending on December 31, 2019 with respect to which he will receive the payments specified in Section 3 hereof, CCR agrees that:

(a) CCR will not, within fifty (50) miles of any business location of Citizens, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to, or in competition with, the activities of Citizens in offering loans, other financial services, investment products, or trust services;

(b) CCR will not, directly or indirectly, solicit, encourage, entice or induce any of the employees of Citizens to terminate his or her employment relationship with Citizens; and

(c) CCR will not, directly or indirectly, solicit, attempt to solicit, or call on any customer of Citizens, or induce or attempt to induce any such customer to curtail, divest or cancel any potential business with Citizens.

CCR agrees that the names of all persons having business dealings with Citizens, all knowledge or information concerning Citizens’ business operations, business plans, finances, products, customers, sales and pricing policies, and all knowledge or information that relates in any way to the marketing or management of Citizens’ products or services, except information which is now or hereafter becomes part of the public domain through no fault of CCR, constitutes “Confidential Information” of Citizens. CCR agrees that he shall not divulge or disclose any Confidential Information of Citizens and shall not use Confidential Information of Citizens for his benefit or to the detriment of Citizens.

15. Severability. Whenever possible, each provision of this Agreement will be interpreted in a manner that is effective and valid under applicable law, but, if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of the invalidity, illegality, or unenforceability in that jurisdiction. The remainder of this Agreement, and the application of the provision to other persons and circumstances or in other jurisdictions, shall not be affected thereby, and the intent of the parties as set forth herein shall be enforced to the fullest extent permitted by law. The parties shall attempt to replace any invalid provision with a legally valid provision which follows the original intent of the parties as closely as possible.

16. Titles and Captions. All titles and captions are for convenience only, and do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

17. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

18. Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

19. Binding Effect. This Agreement shall be binding upon the parties hereto, their respective representatives, successors and assigns.

20. Execution. CCR is aware that he has at least twenty-one (21) days after receiving a copy of this Agreement to consider it. Citizens has advised CCR to consult with an attorney before signing this Agreement. CCR is responsible for his own attorneys’ fees and costs.

21. REVOCATION RIGHTS. CCR MAY REVOKE AND CANCEL THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS AFTER BOTH PARTIES HAVE SIGNED THIS AGREEMENT. (The day upon which the last party signs will not be counted toward the period for revocation.) IN ORDER TO REVOKE, CCR MUST GIVE WRITTEN NOTICE OF REVOCATION TO THE ATTENTION OF RICHARD J. DUTTON, THE CITIZENS BANKING COMPANY, 100 EAST WATER STREET, SANDUSKY, OHIO 44870, SO THAT IT IS RECEIVED WITHIN THE SEVEN (7) DAY PERIOD. IF

CCR REVOKES, THIS AGREEMENT WILL BE NULL AND VOID, AND CITIZENS SHALL NOT BE OBLIGATED TO MAKE ANY PAYMENTS OR TO GIVE ANY OTHER CONSIDERATION DESCRIBED IN THIS AGREEMENT. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND ENFORCEABLE UNTIL AFTER THE EXPIRATION OF THE SEVEN (7) DAY REVOCATION PERIOD. AFTER THAT PERIOD, IF THERE HAS BEEN NO REVOCATION, THE AGREEMENT SHALL BE FULLY EFFECTIVE AND ENFORCEABLE.

CCR HAS CAREFULLY READ THE ABOVE AGREEMENT AND KNOWS ITS CONTENTS. CCR HAS SIGNED THE AGREEMENT VOLUNTARILY WITH FULL UNDERSTANDING OF IT AND INTENDS TO BE BOUND BY ITS TERMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the below stated date.

SIGNED AND ACKNOWLEDGED		CITIZENS:
IN THE PRESENCE OF:		The Citizens Banking Company

/s/ James E. McGookey	By:	/s/ James O. Miller
Witness		James O. Miller, President and CEO

/s/ Amy L. Grant		November 27, 2013
Witness	Date

CCR:

/s/ Amy L. Grant		/s/ Charles C. Riesterer
Witness		Charles C. Riesterer

/s/ James E. McGookey		November 26, 2013
Witness	Date

TERMINATION PAYMENT SELECTION

I wish any outstanding United Way pledges that I have made to be handled in the following manner:

                     Deduct the amount pledged from my severance pay.

                     Do not deduct the amount pledged from my severance pay.

NOTE: If this document is returned without an election regarding a United Way pledge, any             pledge will not be deducted from severance pay.

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